Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 27, 2015

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We hereby consent to (a) the use of the name DeGolyer and MacNaughton and to the references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, including under the heading “Experts,” in the Form S-3 (the “Registration Statement”) of Hess Corporation to be filed on or about February 27, 2015, with the United States Securities and Exchange Commission, and (b) the incorporation by reference into the Registration Statement of our third-party letter report dated February 4, 2015, containing our opinion on the proved reserves attributable to certain properties owned by Hess Corporation, as of December 31, 2014.

Very truly yours,

/s/ Degolyer and MacNaughton
Texas Registered Engineering Firm F-716